CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 27, 2009, accompanying the financial statements of Investment Grade Municipal Trust, Series 75 and New York Investors' Quality Tax-Exempt Trust, Series 5 (included in Van Kampen Unit Trusts, Municipal Series 687) as of March 31, 2009, and for the period from April 16, 2008 (date of deposit) through March 31, 2009 then ended and the financial highlights for the period from April 16, 2008 (date of deposit) through March 31, 2009, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-149152) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
July 27, 2009